Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces March 31, 2024 Financial Results and Declares Second Quarter 2024 Dividend of $0.42 per Share

BOSTON – May 6, 2024 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced financial results for the first quarter ended March 31, 2024, and that its Board of Directors (the “Board”) has declared a dividend of $0.42 per share for the second quarter of 2024 and an additional dividend of $0.03 per share that was previously announced on February 27, 2024.

“Our first quarter results reflected a strong start to the year driven by high net investment income, improving credit quality across our diversified senior secured portfolio and another consecutive quarter of NAV growth for our shareholders,” said Michael Ewald, Chief Executive Officer of BCSF. “We also had an active quarter of new originations, and we believe BCSF remains well-positioned to capitalize on opportunities in the current environment as we continue to execute our longstanding strategy of investing in senior secured loans to middle market companies.”

QUARTERLY HIGHLIGHTS

•
Net investment income (NII) per share was $0.53, equating to an annualized NII yield on book value of 12.0%(1);
•
Net income per share was $0.55, equating to an annualized return on book value of 12.5%(1);
•
Net asset value per share as of March 31, 2024 was $17.70, as compared to $17.60 as of December 31, 2023;
•
Gross and net investment fundings were $403.1 million and $107.1 million, respectively; ending net debt-to-equity was 1.09x, as compared to 1.02x as of December 31, 2023(2);
•
Investments on non-accrual declined quarter-over-quarter to 1.7% and 1.0% of the total investment portfolio at amortized cost and fair value, respectively, as of March 31, 2024;
•
Subsequent to quarter-end, the Company’s Board of Directors declared a dividend of $0.42 per share for the second quarter of 2024 payable to stockholders of record as of June 28, 2024. The Board of Directors previously announced an additional dividend of $0.03 per share payable to stockholders of record as of June 28, 2024(3); and
•
In March 2024, Fitch Ratings affirmed the Company’s investment grade rating of BBB- and stable outlook.

SELECTED FINANCIAL HIGHLIGHTS

($ in millions, unless otherwise noted)	Q1 2024	Q4 2023
Net investment income per share	$0.53	$0.54
Net investment income	$34.0	$34.9
Earnings per share	$0.55	$0.48
Dividends per share declared and payable	$0.45	$0.42

($ in millions, unless otherwise noted)	As of March 31, 2024	As of December 31, 2023
Total fair value of investments	$2,406.0	$2,298.3
Total assets	$2,580.1	$2,472.3
Total net assets	$1,142.5	$1,136.5
Net asset value per share	$17.70	$17.60

PORTFOLIO AND INVESTMENT ACTIVITY

For the three months ended March 31, 2024, the Company invested $403.1 million in 83 portfolio companies, including $238.4 million in seven new companies, $127.3 million in 60 existing companies, $34.4 million in 15 companies to be contributed to SLP and $3.0 million in SLP. The Company had $296.0 million of principal repayments and sales in the quarter, resulting in net investment fundings of $107.1 million.

Investment Activity for the Quarter Ended March 31, 2024:

($ in millions)	Q1 2024	Q4 2023
Investment Fundings	$403.1	$206.4
Sales and Repayments	$296.0	$308.2
Net Investment Activity	$107.1	$(101.8)

As of March 31, 2024, the Company’s investment portfolio had a fair value of $2,406.0 million, comprised of investments in 153 portfolio companies operating across 32 different industries.

Investment Portfolio at Fair Value as of March 31, 2024:

Investment Type	$ in Millions	% of Total
First Lien Senior Secured Loans	$1,612.8	67.0%
Second Lien Senior Secured Loans	59.8	2.5
Subordinated Debt	46.6	1.9
Preferred Equity	107.2	4.5
Equity Interests	207.2	8.6
Warrants	0.7	0.0
Investment Vehicles	371.7	15.5
Subordinated Note in ISLP	190.7	7.9
Equity Interest in ISLP	66.1	2.7
Subordinated Note in SLP	119.0	5.0
Preferred and Equity Interest in SLP	(4.1)	(0.1)
Total	$2,406.0	100.0%

As of March 31, 2024, the weighted average yield on the investment portfolio at amortized cost and fair value were 12.9% and 13.0%, respectively, as compared to 13.0% and 13.1%, respectively, as of December 31, 2023(4). 94.3% of the Company’s debt investments at fair value were in floating rate securities.

As of March 31, 2024, three portfolio companies were on non-accrual status, representing 1.7% and 1.0% of the total investment portfolio at amortized cost and fair value, respectively.

As of March 31, 2024, ISLP’s investment portfolio had an aggregate fair value of $731.2 million, comprised of investments in 38 portfolio companies operating across 16 different industries. The investment portfolio on a fair value basis was comprised of 93.8% first lien senior secured loans, 2.8% second lien senior secured loans and 3.4% equity interests. 100% of ISLP’s debt investments at fair value were in floating rate securities.

As of March 31, 2024, SLP’s investment portfolio had an aggregate fair value of $811.4 million, comprised of investments in 57 portfolio companies operating across 21 different industries. The investment portfolio on a fair value basis was comprised of 98.1% first lien senior secured loans and 1.9% second lien senior secured loans. 99.9% of SLP’s debt investments at fair value were in floating rate securities.

RESULTS OF OPERATIONS

For the three months ended March 31, 2024 and December 31, 2023, total investment income was $74.5 million and $74.9 million, respectively. The decrease in investment income was primarily due to a decrease in interest and dividend income, partially offset by an increase in other income.

Total expenses (before taxes) for the three months ended March 31, 2024 and December 31, 2023 were $39.5 million and $39.0 million, respectively.

Net investment income for the three months ended March 31, 2024 and December 31, 2023 was $34.0 million or $0.53 per share and $34.9 million or $0.54 per share, respectively.

During the three months ended March 31, 2024, the Company had net realized and unrealized gains of $1.1 million.

Net increase in net assets resulting from operations for the three months ended March 31, 2024 was $35.1 million, or $0.55 per share.

CAPITAL AND LIQUIDITY

As of March 31, 2024, the Company had total principal debt outstanding of $1,364.5 million, including $412.0 million outstanding in the Company’s Sumitomo Credit Facility, $352.5 million outstanding of the debt issued through BCC Middle Market CLO 2019-1 LLC, $300.0 million outstanding in the Company’s senior unsecured notes due March 2026 and $300.0 million outstanding in the Company’s senior unsecured notes due October 2026.

For the three months ended March 31, 2024, the weighted average interest rate on debt outstanding was 5.2%, as compared to 5.3% for the three months ended December 31, 2023.

As of March 31, 2024, the Company had cash and cash equivalents (including foreign cash) of $48.9 million, restricted cash and cash equivalents of $73.6 million, $(6.4) million of unsettled trades, net of receivables and payables of investments, and $242.3 million of capacity under its Sumitomo Credit Facility. As of March 31, 2024, the Company had $315.4 million of undrawn investment commitments.

As of March 31, 2024, the Company’s debt-to-equity and net debt-to-equity ratios were 1.19x and 1.09x, respectively, as compared to 1.11x and 1.02x, respectively, as of December 31, 2023(2).

Endnotes

(1)
Net investment income yields and net income returns are calculated on average net assets, or book value, for the respective periods shown.

(2)
Net debt-to-equity represents principal debt outstanding less cash and cash equivalents and unsettled trades, net of receivables and payables of investments.

(3)
The second quarter dividend is payable on July 29, 2024 to stockholders of record as of June 28, 2024.

(4)
The weighted average yield is computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total relevant investments at amortized cost or fair value. The weighted average yield does not represent the total return to our stockholders.

CONFERENCE CALL INFORMATION

A conference call to discuss the Company’s financial results will be held live at 8:00 a.m. Eastern Time on May 7, 2024. Please visit BCSF’s webcast link located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalspecialtyfinance.com for a slide presentation that complements the Earnings Conference Call.

Participants are also invited to access the conference call by dialing one of the following numbers:

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Domestic: 1-800-717-1738
•
International: 1-646-307-1865
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Conference ID: 37753

All participants will need to reference “Bain Capital Specialty Finance - First Quarter Ended March 31, 2024 Earnings Conference Call” once connected with the operator. All participants are asked to dial in 10-15 minutes prior to the call.

Replay Information:

An archived replay will be available approximately three hours after the conference call concludes through May 14, 2024 via a webcast link located on the Investor Resources section of BCSF’s website, and via the dial-in numbers listed below:

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Domestic: 1-844-512-2921
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International: 1-412-317-6671
•
Conference ID: 1137753

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of	As of
	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliate investments (amortized cost of $1,825,313 and $1,615,061, respectively)	$1,814,170	$1,593,360
Non-controlled/affiliate investment (amortized cost of $33,707 and $132,650, respectively)	35,670	147,971
Controlled affiliate investment (amortized cost of $554,244 and $554,123, respectively)	556,112	557,012
Cash and cash equivalents	46,708	42,995
Foreign cash (cost of $2,851 and $6,865, respectively)	2,234	6,405
Restricted cash and cash equivalents	73,553	63,084
Collateral on forward currency exchange contracts	8,053	7,613
Deferred financing costs	2,568	2,802
Interest receivable on investments	30,080	37,169
Receivable for sales and paydowns of investments	2,383	4,310
Prepaid Insurance	754	210
Unrealized appreciation on forward currency exchange contracts	918	—
Dividend receivable	6,910	9,417
Total Assets	$2,580,113	$2,472,348

Liabilities
Debt (net of unamortized debt issuance costs of $6,911 and $7,567, respectively)	$1,357,589	$1,255,933
Interest payable	12,887	13,283
Payable for investments purchased	8,830	11,453
Unrealized depreciation on forward currency exchange contracts	1,937	2,260
Base management fee payable	8,818	8,929
Incentive fee payable	9,232	7,327
Accounts payable and accrued expenses	9,259	9,581
Distributions payable	29,053	27,116
Total Liabilities	1,437,605	1,335,882

Commitments and Contingencies (See Note 10)

Net Assets
Common stock, par value $0.001 per share, 100,000,000,000 and 100,000,000,000 shares authorized, 64,562,265 and 64,562,265 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	65	65
Paid in capital in excess of par value	1,165,191	1,168,384
Total distributable loss	(22,748)	(31,983)
Total Net Assets	1,142,508	1,136,466
Total Liabilities and Total Net Assets	$2,580,113	$2,472,348

Net asset value per share	$17.70	$17.60

See Notes to Consolidated Financial Statements

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31	For the Three Months Ended March 31
	2024	2023
Income
Investment income from non-controlled/non-affiliate investments:
Interest from investments	$43,849	$48,069
Dividend income	—	1
PIK income	5,067	3,840
Other income	5,255	5,248
Total investment income from non-controlled/non-affiliate investments	54,171	57,158

Investment income from non-controlled/affiliate investments:
Interest from investments	2,581	2,438
Dividend income	821	1,375
PIK income	315	394
Total investment income from non-controlled/affiliate investments	3,717	4,207

Investment income from controlled affiliate investments:
Interest from investments	9,165	6,355
Dividend income	7,446	7,017
Total investment income from controlled affiliate investments	16,611	13,372
Total investment income	74,499	74,737

Expenses
Interest and debt financing expenses	18,056	19,550
Base management fee	8,818	8,910
Incentive fee	9,232	11,110
Professional fees	801	581
Directors fees	174	174
Other general and administrative expenses	2,443	1,659
Total expenses, net of fee waivers	39,524	41,984
Net investment income before taxes	34,975	32,753
Income tax expense, including excise tax	1,025	595
Net investment income	33,950	32,158

Net realized and unrealized gains (losses)
Net realized loss on non-controlled/non-affiliate investments	(2,536)	(10,651)
Net realized loss on non-controlled/affiliate investments	4,719	—
Net realized gain (loss) on foreign currency transactions	23	(4,213)
Net realized gain (loss) on forward currency exchange contracts	1,727	(2,385)
Net change in unrealized appreciation on foreign currency translation	(208)	3,767
Net change in unrealized appreciation on forward currency exchange contracts	1,241	161
Net change in unrealized appreciation on non-controlled/non-affiliate investments	10,558	1,388
Net change in unrealized appreciation on non-controlled/affiliate investments	(13,358)	3,459
Net change in unrealized appreciation on controlled affiliate investments	(1,021)	5,601
Total net losses	1,145	(2,873)
Net increase in net assets resulting from operations	$35,095	$29,285

Basic and diluted net investment income per common share	$0.53	$0.50
Basic and diluted increase in net assets resulting from operations per common share	$0.55	$0.45
Basic and diluted weighted average common shares outstanding	64,562,265	64,562,265

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through March 31, 2024, BCSF has invested approximately $7.4 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Contact:

Katherine Schneider

Tel. (212) 803-9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. (646) 502-3549

clusk@stantonprm.com